Exhibit 99.2

USANA Health Sciences, Inc.

Q2 2016 Management Commentary, Results and

Outlook

  Second quarter net sales increased by 10.8% to a
  record $258.5 million, up 16.2% on a constant
  currency basis
  Second quarter EPS increased by 7.8% to a record
  $2.07
  Number of active Associates increased by 15.9% to
  460,000
  Company Increases 2016 EPS Outlook

July 26, 2016

Overview

USANA’s solid results for the second quarter of 2016 were in-line with management’s expectations.  The results reflect the momentum in our business and the demand for our high-quality products from our customers. For the quarter, we generated record topline and earnings-per-share results.  We also ended the quarter with a record number of active Associates and Preferred Customers.

During the quarter, we continued to execute our personalization strategy by introducing new, personalized products to our customers around the world with the goal of improving their overall health and nutrition.  In April, we introduced our new “MySmartTMFoods” products to thousands of Associates and customers at our Asia Pacific Convention in Singapore.  MySmartTMFoods are science-based, healthy nutrition shakes, bars, boosters and flavor optimizers that provide our customers with customized healthy food options.  Since our convention, we have launched these products in several markets and will continue to introduce them in additional markets throughout the remainder of 2016.

Our MySmartTMFoods launch will be followed by what we anticipate will be an even more significant product launch to a record breaking number of attendees next month at our recently sold out international convention in Salt Lake City.  These new products, like all of USANA’s products, are based on the leading science and represent the next phase of our personalization strategy.  This strategy continues to differentiate USANA products in the market.  Science-based products have always been at the core of our business and we believe that these new products will build on this legacy and keep USANA at the forefront of nutritional supplementation.

We also continued to execute our strategy in China during the quarter and completed the construction of our new manufacturing facility.  Our team in China continues to work through the permitting process for this facility with the Chinese government.  This process includes obtaining approximately a dozen different permits and has proven to be more extensive and time consuming than we originally anticipated.  Consequently, we now believe that the permitting process will be complete in the next three-to-five months and anticipate shifting full production for China to this facility shortly thereafter.  To ensure we are prepared for a smooth transition, we did not offer any sales incentives or promotions in China during the quarter and do not plan on offering any such incentives until our new facility is operating at full production.  Nevertheless, we generated solid sales and customer growth in China again during the quarter and remain confident that China will continue to drive our overall growth during the second half of the year.  While we did not offer incentives in China, we continued to offer promotions in other regions during the quarter, which contributed to our financial performance.

During the quarter, we also received approval from the Ministry of Commerce in China to expand BabyCare’s direct selling activities in eight additional provinces/municipalities within China. The provinces/municipalities are Liaoning Province, Shandong Province, Shanxi Province, Sichuan Province, Guangdong Province, Dalian City, Qingdao City, and Shenzhen City. We are pleased to have received these licenses and will continue to work with the Chinese government to obtain additional municipal and provincial licenses.

Q2 2016 Results

Net sales for the second quarter of 2016 increased to $258.5 million, up 10.8%, compared with $233.2 million in the prior-year period. The continued strength of the U.S. dollar, compared to the year-ago period, negatively impacted net sales by $12.4 million during the quarter.  On a constant currency basis, net sales increased by 16.2%.

Sales growth was driven by 15.9% growth in the number of active Associates and 6.6% growth in the number of Preferred Customers.  Total customer growth during the quarter reflects sustained momentum in our world-wide business. Our Asia Pacific region generated the majority of our Associate growth, where the number of Associates increased 20.1% year-over-year.  While Greater China led the region again with 23.6% Associate growth, our Southeast Asia Pacific and North Asia regions each generated double-digit Associate growth.  The number of active Associates and Preferred Customers in our North America and Europe region also increased modestly during the quarter.

Net earnings for the second quarter of 2016 increased to $25.8 million, compared with $25.4 million during the prior-year period.  Higher net sales and a lower effective tax rate were largely offset by lower gross margins and higher operating expenses during the quarter.  The 270 basis point decrease in our effective tax rate was due, in part, to the Company’s early adoption of ASU 2016-09 (Topic 718) - Improvements to Employee Share-Based Payment Accounting. As a result of adopting this standard, on a year-over-year basis, the Company recognized (i) modestly higher equity compensation expense, (ii) a higher diluted share count, and (iii) a lower effective tax rate for the current-year quarter.  While the adoption of this pronouncement increased net earnings by approximately $541,000, the resulting higher diluted share count partially offset this increase and earnings per share benefitted by $0.02.  As we reported last quarter, excess tax benefits are now recognized on the income statement under this new standard, where previously it was recorded within equity on the balance sheet.  We continue to believe that this standard will increase the level of volatility reported in our net earnings.

Earnings per diluted share for the second quarter increased by 7.8% to a record $2.07, compared with $1.92 in the prior year period.  This increase in earnings per share was primarily the result of a lower number of diluted shares outstanding due to the Company’s share repurchases over the last 12 months. A stronger U.S. dollar negatively impacted earnings per share by an estimated $0.31 during the current year quarter.  Excluding the estimated currency impact, earnings per share would have increased an estimated 24% year-over-year.

Weighted average diluted shares outstanding were 12.5 million as of the end of the second quarter of 2016, compared with 13.2 million in the prior-year period.  The Company did not repurchase any of its shares during the quarter and there was $35.4 million remaining under the current share repurchase authorization at the end of the second quarter.

The Company continues to have a healthy balance sheet with $112.4 million in cash and cash equivalents and no debt at the end of the second quarter.  Inventories at quarter end increased from year end 2015 by $5.2 million to $71.3 million as the Company has built inventory in preparation for the facility transition in China, the launch of the MySmartTMFoods products and the significant product announcement and launch planned in August of this year.

Regional and Financial Results

Asia Pacific Region | Q2 2016 Net Sales of $194.2 million; 75.1% of Consolidated Net Sales

Net sales in Asia Pacific increased 15.1% year-over-year.  The number of active Associates in the region increased 20.1% year-over-year and 6.3% sequentially.  This performance was the result of double-digit growth in our active Associates in each of the Greater China, Southeast Asia Pacific, and North Asia regions.  Net sales in Asia Pacific as a whole were negatively impacted by $9.5 million due to a stronger U.S. dollar.  Excluding the impact of currency, net sales in Asia Pacific would have increased approximately 20.8% for the quarter.

Greater China.  Net sales in Greater China increased 17.4% year-over-year, but increased 23.3% on a constant currency basis.  Currency fluctuations reduced net sales by $6.6 million in this region. Mainland China continued to drive our growth here, where local currency sales increased 29.2% year-over year and the number of active Associates increased 26.0%.

Southeast Asia Pacific.  Net sales in the Southeast Asia Pacific region increased 11.1% year-over-year, but increased 16.2% on a constant currency basis.  A stronger U.S. dollar negatively impacted net sales by $2.4 million in this region. During the quarter, we saw solid local currency sales growth in most of the markets within this region, with Malaysia and Australia leading the way.

North Asia.  Net sales in North Asia increased 8.8% year-over-year, but increased 13.7% on a constant currency basis.  Sales growth was driven by 15.4% Associate growth in the region.  South Korea continued to drive our growth in this region, where the number of Associates increased 27.3% and local currency sales increased 15.2% year-over-year.

Americas and Europe Region | Q2 2016 Net Sales of $64.3 million; 24.9% of Consolidated Net Sales

In the Americas and Europe region, net sales decreased modestly, but increased 4.2% on a constant currency basis.  In absolute terms, a stronger U.S. dollar had the effect of reducing net sales in the region by $2.9 million.  Canada, Mexico and France all generated double-digit local currency sales growth compared to the prior year period. This growth was partially offset by a 5.8% year-over-year decline in net sales in the U.S.

Quarterly Income Statement Discussion

Gross margins declined 60 basis points year-over-year, due in large part to unfavorable changes in currency exchange rates.  This impact was partially offset by a favorable change in our market sales mix, modest price increases introduced during the first quarter and a decreased level of costs related to inventory scrap.

Associate incentives expense for the quarter increased 90 basis points year-over-year to 44.6% of net sales.   Associate Incentives expense, as a percentage of net sales, has increased but has been fairly consistent the last several quarters and is in line with our current expectations.

Selling, general and administrative expense was 23.1% of net sales, an increase of 60 basis points compared to the prior year period.  The increase in selling, general and administrative expense, on an absolute basis, was due to (i) increased equity compensation expense, which in part can be attributed to the Company’s early adoption of the previously mentioned accounting standard, (ii) higher expenses related to our growth in China, and (iii) our investments in infrastructure and product innovation.

The effective tax rate declined 270 basis points year-over-year, due in part to the Company’s early adoption of the previously mentioned accounting standard.

Outlook

We are reiterating our outlook for net sales and both increasing and narrowing our earnings per share outlook for 2016 as follows:

  Consolidated net sales between $1.02 billion and $1.05 billion, which is unchanged; and
  Earnings per share between $7.90 and $8.20, compared to prior guidance of $7.60 to $8.15.

Our outlook reflects the ongoing strength of our business around the world and the success of the initiatives we are executing.  In light of the product introductions we have planned for the third quarter and the continued momentum in our business, we expect our results to accelerate through the second-half of the year and have increased our earnings per share guidance. Our outlook continues to include the strategic investments we communicated at the beginning of the year, albeit at a slightly reduced expense level.  These investments are essential to our current and long term growth objectives and include:

  Investment to support new product offerings and launches;
  Increased research and development investment to drive future product and technology innovation;
  Investment in information technology systems and infrastructure to support our growing customer base and to further improve the experience of doing business with USANA around the world; and
  Continued investment in Mainland China to support and train a growing Associate base, shift production to a new manufacturing facility, and enhance other infrastructure and operations throughout this key market.

We remain confident in the strength of our business and the growth strategies we are executing. We expect to deliver another year of record results in 2016.

Dave Wentz
Co-CEO

Kevin Guest
Co-CEO

Paul Jones
Chief Financial Officer

Forward-Looking Statements

This document contains forward-looking statements regarding future events or the future financial performance of our company.  Those statements involve risks and uncertainties that could cause actual results to differ perhaps materially from results projected in such forward-looking statements.  Examples of these statements include those regarding our strategies and outlook for 2016.  We caution you that these statements should be considered in conjunction with disclosures, including specific risk factors and financial data contained in our most recent filings with the SEC.

Investor Relations Contact Josh Foukas 801-954-7823 Investor.relations@us.usana.com	Media Contact Dan Macuga 801-954-7280 Public Relations

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